Exhibit 99.1

NEWS RELEASE
	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Completes Town & Country Food Stores Acquisition

CORPUS CHRISTI, Texas, Nov. 13, 2007 – Susser Holdings Corporation (NASDAQ: SUSS) announced today that it has completed the acquisition of TCFS Holdings, Inc., the parent company of San Angelo, Texas-based Town & Country Food Stores, Inc., in an all-cash transaction valued at approximately $359 million, plus payment of a $6 million tax benefit.

“With the acquisition of Town & Country complete, Susser Holdings is now one of the largest convenience store operators in the Southwest, with more than 500 stores centered in some of the most rapidly growing markets in the country,” said Sam L. Susser, president and chief executive officer of Susser Holdings.

“This combination gives us greater scale, expands our footprint from South Texas and Oklahoma into West Texas and Eastern New Mexico, giving us more geographic diversity, and it also provides additional fill-in growth opportunities in these new markets,” he said.

“Town & Country is a highly profitable, well-run company, with quality store assets and many excellent people whom we are very pleased to welcome to the Susser organization. We anticipate that the process of integrating the two companies will be very straightforward. The Town & Country sites are expected to be re-branded to Stripes beginning in the second half of 2008.

“As previously announced, Alvin New, the former chief executive officer of Town & Country, is staying on as executive vice president at Susser Holdings and as president and chief executive officer of Susser’s retail operations. Devin Bates, the former chief financial officer and chief information officer of Town & Country, is staying on as senior vice president and chief information officer at Susser Holdings,” Susser said.

In connection with the acquisition, Susser issued through a private placement $150 million aggregate principal amount of 10-5/8% Senior Notes due 2013, priced at 102.5% of principal amount plus accrued interest from June 15, 2007. Also in connection with the acquisition, Susser:

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–	Entered into a new senior secured term loan facility of $105 million, which will be secured primarily by Town & Country’s real estate. Initial pricing on the term loan is LIBOR plus 250 basis points.
–	Entered into a new $90 million senior secured revolving credit facility, replacing the existing $50 million facility.
–	Executed a sale/leaseback agreement with National Retail Properties, LP on 13 Town & Country locations for net proceeds of approximately $51 million.

All Town & Country indebtedness was extinguished at closing. Susser now has total debt outstanding of $390 million, approximately $11 million of which was funded under the new revolving credit facility. The Company expects to have approximately $50 million of remaining borrowing capacity under the new revolving credit facility after giving effect to $28.4 million in outstanding standby letters of credit following the transaction.

More information on the transaction, including pro forma financial results for Town & Country, can be found in a filing made today on Form 8-K with the U.S. Securities and Exchange Commission.

About Susser Holdings Corporation

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that operates more than 500 convenience stores in Texas, New Mexico and Oklahoma under the Stripes, Town & Country and Village Market banners. Restaurant service is available in more than 270 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 375 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; successful integration and anticipated future financial performance and trends of Town & Country; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen

Susser Completes Town & Country Acquisition – Page 3

factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2006. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.